UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): June 10, 2013

Bryn Mawr Bank Corporation

(Exact Name of Registrant as specified in its charter)

Pennsylvania	001-35746	23-2434506
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

801 Lancaster Avenue, Bryn Mawr, PA 19010

Registrant’s telephone number, including area code: 610-525-1700

None

(Former name or former address, if changed since last report)

Check the appropriate box below if the form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 10, 2013, The Bryn Mawr Trust Company (the “Bank”), which is the wholly owned subsidiary of Bryn Mawr Bank Corporation, and Francis J. Leto, Executive Vice President and General Counsel of the Bank and head of the Bank’s Wealth Management Division, entered into a retention bonus agreement (the “Retention Bonus Agreement”). In light of Mr. Leto’s position and responsibilities, and his value to the organization, the Board of Directors of the Company approved the Retention Bonus Agreement to encourage Mr. Leto to remain with the Company on a long-term basis and to add additional shareholder value. The Retention Bonus Agreement provides that, subject to certain conditions, in the event that the Bank’s current Chief Executive Officer, Fredrick C. Peters, II, retires or otherwise ceases to be the Chief Executive Officer of the Bank prior to December 31, 2015, Mr. Leto will be entitled to cash payments in the aggregate amount of $300,000 (the “Retention Bonus”), payable in two installments as follows: (i) $150,000 payable on June 30, 2015; and (ii) $150,000 payable on December 31, 2015. Notwithstanding the foregoing, if prior to December 31, 2015 Mr. Leto resigns or his employment is terminated for cause (as defined in the Retention Bonus Agreement), he will not be entitled to receive any Retention Bonus payments not already paid. To the extent Mr. Leto’s employment is terminated without cause or Mr. Leto is removed from his position as head of the Wealth Management Division without his consent, Mr. Leto will be entitled to receive in a single lump sum all then-unpaid installments in respect of the Retention Bonus within twenty (20) days following the date of such termination or removal.

The foregoing description of the Retention Bonus Agreement is qualified in its entirety by the full text of the Retention Bonus Agreement, a copy of which is attached as Exhibit 10.1 hereto and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits.

Exhibit	Description

Exhibit 10.1	Retention Bonus Agreement

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

BRYN MAWR BANK CORPORATION

By:	/s/ Fredrick C. Peters, II
Fredrick C. Peters, II
Chief Executive Officer and President

Date: June 13, 2013

EXHIBIT INDEX

Item 9.01. Financial Statements and Exhibits

(d) Exhibits.

Exhibit	Description

Exhibit 10.1	Retention Bonus Agreement